Exhibit 99.1

Argan, Inc. Reports First Quarter Fiscal 2026 Results

Company Reports Record Backlog of $1.9 Billion

June 4, 2025 – ARLINGTON, VA – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announces financial results for its first quarter of fiscal year 2026 ended April 30, 2025. The Company will host an investor conference call today, June 4, 2025, at 5:00 p.m. ET.

Consolidated Financial Highlights

($ in thousands, except per share data)

	April 30,
For the Quarter Ended:	2025	2024	Change
Revenues	$193,660	$157,682	$35,978
Gross profit	36,863	17,944	18,919
Gross margin %	19.0%	11.4%	7.6%
Net income	$22,550	$7,882	$14,668
Diluted earnings per share	1.60	0.58	1.02
EBITDA	30,299	11,890	18,409
EBITDA as a % of revenues	15.6%	7.5%	8.1%
Cash dividends per share	0.375	0.300	0.075

	April 30,	January 31,
As of:	2025	2025	Change
Cash, cash equivalents and investments	$546,457	$525,137	$21,320
Net liquidity (1)	315,127	301,443	13,684
Share repurchase treasury stock, at cost	114,018	105,643	8,375
Project backlog	1,856,000	1,361,000	495,000

(1)	Net liquidity, or working capital, is defined as total current assets less total current liabilities.

David Watson, President and Chief Executive Officer of Argan, commented, “Our first quarter results reflect a strong start to fiscal 2026, with consolidated revenue growth of 23% to $193.7 million, gross margin of 19.0%, significantly enhanced diluted earnings per share of $1.60, and EBITDA of $30.3 million. During the first quarter, we also received full notice to proceed for the Sandow Lakes Power Station, a 1.2 GW ultra-efficient combined-cycle natural gas-fired plant in Lee County, Texas, which increased our backlog to a record $1.9 billion as of April 30, 2025.

“In addition to our record backlog, our project pipeline is robust, reflecting the energy industry’s urgent response to the growing strain on our power grids related to the building of data centers, the onshoring of complex manufacturing, and an increasing amount of EV charging activity. These activities require a constant supply of high-quality, reliable energy. For the first time in decades, energy demand is rising, coinciding with the end of the operational lives for a significant portion of the aging natural gas energy facilities capable of providing reliable, 24/7 power. After several years of underinvestment, there is an immediate need for the development of new energy resources, and Argan’s energy-agnostic capabilities and proven track record of success position us well as we compete for the construction of large and complex power generating facilities.

“While we are excited about the number of opportunities we are seeing, we remain disciplined in our pursuit of profitable growth and committed to driving the best outcomes for the projects we take on. Argan is well positioned with the capabilities, financial flexibility, industry relationships and longstanding customer base to strengthen our leadership role as a partner of choice for the buildout of energy infrastructure.”

First Quarter Results

Consolidated revenues for the quarter ended April 30, 2025 were $193.7 million, an increase of $36.0 million, or 23%, from consolidated revenues of $157.7 million reported for the comparable prior year quarter. The increase in the number of current projects and contract backlog has resulted in increased project activity and the related revenues compared to the prior year quarter. During the first quarter of fiscal 2026, several recently awarded gas-fired power plant projects were in their early stages of activity with limited revenues while the Company’s mature projects continued to generate significant activity.

For the quarter ended April 30, 2025, Argan’s consolidated gross profit was $36.9 million, or 19.0% of consolidated revenues. The consolidated gross margin for the quarter reflects the changing mix of projects and contract types. Last year, during the first quarter ended April 30, 2024, gross profit was negatively impacted by a loss on an overseas project. Consolidated gross profit for the quarter ended April 30, 2024 was $17.9 million, or 11.4% of consolidated revenues.

Selling, general and administrative expenses increased by $1.1 million to $12.5 million for the quarter ended April 30, 2025, from $11.4 million in the comparable prior year quarter. However, as a percentage of revenues, these expenses declined to 6.5% in the first quarter of fiscal 2026 as compared to 7.2% in the first quarter of fiscal 2025.

Other income, net, for the three months ended April 30, 2025 was $5.4 million, which primarily reflected investment income earned during the period. During the quarter ended April 30, 2025, the Company recorded income tax expense of $7.2 million, primarily due to consolidated pre-tax book income of $29.8 million. For the comparable period last year, Argan recorded income tax expense of $3.4 million on pre-tax book income of $11.3 million.

For the quarter ended April 30, 2025, Argan achieved net income of $22.6 million, or $1.60 per diluted share, compared to $7.9 million, or $0.58 per diluted share, for last year’s first quarter. EBITDA for the quarter ended April 30, 2025 increased to $30.3 million compared to $11.9 million in the same quarter of last year.

Argan maintained a substantial total balance of cash, cash equivalents and investments during the quarter. The total balances were $546.5 million and $525.1 million as of April 30, 2025 and January 31, 2025, respectively. Balance sheet net liquidity was $315.1 million at April 30, 2025 and $301.4 million at January 31, 2025; furthermore, the Company had no debt.

Conference Call and Webcast

Argan will host a conference call and webcast for investors today, June 4, 2025, at 5:00 p.m. ET.

Domestic stockholders and interested parties may participate in the conference call by dialing (888) 506-0062 and international participants should dial (973) 528-0011; all callers shall use access code: 698123.

The call and the accompanying slide deck will also be webcast at:

https://www.webcaster4.com/Webcast/Page/2961/52474

The conference call and slide deck may also be accessed via the Investor Center section of the Company’s website at https://arganinc.com/investor-center. Please allow extra time prior to the call to visit the site.

A replay of the teleconference will be available until June 18, 2025, and can be accessed by dialing 877-481-4010 (domestic) or 919-882-2331 (international). The replay access code is 52474. A replay of the webcast can be accessed until June 4, 2026.

About Argan

Argan’s primary business is providing a full range of construction and related services to the power industry. Argan’s service offerings focus on the engineering, procurement and construction of natural gas-fired power plants and renewable energy facilities, along with related commissioning, maintenance, project development and technical consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns The Roberts Company, which is a fully integrated industrial construction, fabrication and plant services company, and SMC Infrastructure Solutions, which provides telecommunications infrastructure services.

Non-GAAP Financial Measures

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). Within this press release, the Company makes reference to earnings before interest, taxes, depreciation and amortization (“EBITDA”), a non-GAAP financial measure. The Company believes that the non-GAAP financial measure described in this press release is important to management and investors because the measure supplements the understanding of Argan’s ongoing operating results, excluding the effects of capital structure, depreciation, amortization, and income tax rates. The non-GAAP financial measure referred to above should be considered in conjunction with, and not as a substitute for, the GAAP financial information presented in this press release. Financial tables at the end of this press release provide a reconciliation of the non-GAAP financial measures to the comparable GAAP measures.

Safe Harbor Statement

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Reference is hereby made to the cautionary statements made by the Company with respect to risk factors set forth in its most recent reports on Form 10-K, Forms 10-Q and other SEC filings. The Company’s future financial performance is subject to risks and uncertainties including, but not limited to, the successful addition of new contracts to project backlog, the receipt of corresponding notices to proceed with contract activities, and the Company’s ability to successfully complete the projects that it obtains. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to the risk factors highlighted above and described regularly in the Company’s SEC filings.

Company Contact:
David Watson
301.315.0027 Investor Relations Contacts:

John Nesbett/Jennifer Belodeau IMS Investor Relations 203.972.9200
argan@imsinvestorrelations.com

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

	Three Months Ended
	April 30,
	2025	2024

	(Unaudited)
REVENUES	$193,660	$157,682
Cost of revenues	156,797	139,738
GROSS PROFIT	36,863	17,944
Selling, general and administrative expenses	12,521	11,425
INCOME FROM OPERATIONS	24,342	6,519
Other income, net	5,444	4,794
INCOME BEFORE INCOME TAXES	29,786	11,313
Income tax expense	7,236	3,431
NET INCOME	22,550	7,882

OTHER COMPREHENSIVE INCOME, NET OF TAXES
Foreign currency translation adjustments	3,621	(790)
Net unrealized gains (losses) on available-for-sale securities	2,680	(969)
COMPREHENSIVE INCOME	$28,851	$6,123

EARNINGS PER SHARE
Basic	$1.65	$0.59
Diluted	$1.60	$0.58

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	13,628	13,257
Diluted	14,112	13,572

CASH DIVIDENDS PER SHARE	$0.375	$0.300

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	April 30,	January 31,
	2025	2025
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$189,251	$145,263
Investments	357,206	379,874
Accounts receivable, net	106,499	175,808
Contract assets	30,358	28,430
Other current assets	54,763	51,925
TOTAL CURRENT ASSETS	738,077	781,300
Property, plant and equipment, net	14,512	14,463
Goodwill	28,033	28,033
Intangible assets, net	1,728	1,826
Deferred taxes, net	—	552
Right-of-use and other assets	9,805	10,053
TOTAL ASSETS	$792,155	$836,227

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$69,266	$97,297
Accrued expenses	69,891	83,319
Contract liabilities	283,793	299,241
TOTAL CURRENT LIABILITIES	422,950	479,857
Deferred taxes, net	667	—
Noncurrent liabilities	4,643	4,513
TOTAL LIABILITIES	428,260	484,370

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.10 per share – 500,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.15 per share – 30,000,000 shares authorized; 15,828,289 shares issued; 13,638,569 and 13,634,214 shares outstanding at April 30, 2025 and January 31, 2025, respectively	2,374	2,374
Additional paid-in capital	165,598	168,966
Retained earnings	310,178	292,698
Treasury stock, at cost – 2,189,720 and 2,194,075 shares at April 30, 2025 and January 31, 2025, respectively	(114,018)	(105,643)
Accumulated other comprehensive loss	(237)	(6,538)
TOTAL STOCKHOLDERS’ EQUITY	363,895	351,857
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$792,155	$836,227

ARGAN, INC. AND SUBSIDIARIES

RECONCILIATION TO EBITDA

(In thousands) (Unaudited)

	Three Months Ended
	April 30,
	2025	2024
Net income, as reported	$22,550	$7,882
Income tax expense	7,236	3,431
Depreciation	415	480
Amortization of intangible assets	98	97
EBITDA	$30,299	$11,890